Exhibit 4.7

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of

May 5, 2006

among

MIH BRAZIL PARTICIPAÇÕES LTDA.

BRAZIL APRIL LLC

and

BRAZIL MAY LLC

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) dated May 5, 2006 between, on one side, MIH Brazil Participações Ltda., a company organized under the laws of the Federative Republic of Brazil, with head offices in the city of São Paulo, State of São Paulo, at Al. Joaquim Eugênio de Lima, 447, 6th floor, room 9, enrolled before the Legal Entities Taxpayers’ Registry (CNPJ) under No. 07.921.963/0001-77, herein represented in accordance with its corporate documents (“MIH” or the “Buyer”), and, on the other side, BRAZIL APRIL LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America, with head offices at 135 South State College Blvd, Brea, California, United States of America, enrolled before the Legal Entities Taxpayers’ Registry (CNPJ) under No. 06.300.168/0001-07, herein represented in accordance its corporate documents, and BRAZIL MAY LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America, with head offices at 135 South State College Blvd, Brea, California, United States of America, enrolled before the Legal Entities Taxpayers’ Registry (CNPJ) under No. 06.300.167/0001-54, herein represented in accordance its corporate documents (Brazil May LLC together with Brazil April LLC are jointly referred to as the “Sellers").

W I T N E S S E T H :

WHEREAS, the Sellers are the legal holder and registered owner of 1,533,134 shares of common stock and 1,533,133 shares of preferred stock of Abril S.A., a company (sociedade por ações) organized under the laws of the Federative Republic of Brazil, with head offices in the City of São Paulo, State of São Paulo, at Av. das Nações Unidas, 7221, 25th floor, Sector A, enrolled with the Legal Entities Taxpayers’ Registry (CNPJ/MF) under No. 03.788.716/0001-93 (the “Company”), representing 13.8% and 13.8% of the total issued and outstanding shares of common stock and preferred stock of the Company, respectively (the “Shares”);

WHEREAS, MIH desires to acquire an equity stake of 30% of the Company’s voting and total capital stock, though a combination of subscription of newly issued shares of common stock and shares of preferred stock and the purchase of shares of common stock and shares of preferred stock from the Sellers and the Control Group (as defined below);

WHEREAS, on the date hereof, MIH, the Control Group and the Company are entering into a subscription agreement for the subscription on the date hereof, by MIH, of 2,289,041 shares of common stock and 972,795 shares of preferred stock of the Company;

WHEREAS, on the date hereof, MIH, the Control Group and the Company are entering into a stock purchase agreement for the purchase and sale of 1,316,246 shares of preferred stock of the Company on the date hereof, held by the Control Group, representing 11.8% of the total issued and outstanding shares of preferred stock of the Company; and

WHEREAS, MIH hereby agrees to purchase from the Sellers and the Sellers agree to sell and transfer to MIH the Shares on the date hereof, for the aggregate purchase price set forth below and upon other terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;

“Agreement” means this Stock Purchase Agreement and exhibits attached hereto;

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in the City of São Paulo, State of São Paulo are authorized or required by law to close;

“Buyer” means MIH Brazil Participações Ltda.;

“CIESP” means Centro das Indústrias do Estado de São Paulo - CIESP;

“CG Acquisition Shares” means 1,316,246 shares of preferred stock of the Company, representing 11.8% of the total issued and outstanding shares of preferred stock of the Company, respectively, owned by the Control Group and the subject of the CG Stock Purchase Agreement;

“CG Stock Purchase Agreement” means the stock purchase agreement, dated the date hereof, between MIH, the Control Group and the Company for the purchase and sale, by MIH, of the CG Acquisition Shares;

“Control Group” means Ativic S.A., Mr. Roberto Civita, Mr. Giancarlo F. Civita, Mr. Victor Civita and Mrs. Roberta A. Civita;

“Claim” has the meaning set forth in Section 8.02 of this Agreement;

“Closing” has the meaning set forth in Section 7.01 of this Agreement;

“Closing Date” has the meaning set forth in Section 7.01 of this Agreement;

“Company” means Abril S.A.;

“Control” (including the terms “Controls”, “Controlled by” and “under common Control with”) means, with respect to any Person or group of Persons (the “Controlling Person(s)”), (i) the holding of shares representing more than 50% (fifty percent) of all the voting shares of another Person or (ii) the ability to appoint the majority of the members of the board of directors or other governing body of such other Person;

“Governmental Authority” means any government, governmental entity, regulatory authority, department, commission, board, agency or instrumentality, any recognized stock exchange and any court, arbitrator, tribunal, whether foreign or domestic with jurisdiction over the Parties;

“Indemnified Parties” has the meaning set forth in Section 8.01 of this Agreement;

“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, title defect, objections, rights of first refusal, options or other restriction of any kind, or any other right in favour of or claim by, any third party of whatsoever nature;

“Losses” has the meaning set forth in Section 8.01 of this Agreement;

“MIH” means MIH Brazil Participações Ltda.;

“Parties” means the Company, MIH and the Sellers; and “Party” means any of them;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

“Purchase Price” has the meaning set forth in Section 2.02 of this Agreement;

“Sellers” means Brazil April LLC and Brazil May LLC;

“Sellers’ Bank Accounts” has the meaning set forth in Section 2.03 of this Agreement;

“Shares” means 1,533,134 shares of common stock and 1,533,133 shares of preferred stock of the Company, representing 13.8% and 13.8% of the total issued and outstanding shares of common stock and preferred stock of the Company, respectively, owned by the Sellers and the subject of the purchase and sale contemplated in this Agreement;

“Subscription Agreement” means the subscription agreement, dated the date hereof, between MIH, the Sellers and the Company, for the subscription, by MIH, of the Subscription Shares;

“Subscription Shares” means 2,289,041 shares of common stock and 972,795 shares of preferred stock of the Company, to be issued by the Company and subscribed by MIH on the Closing Date;

“Transaction Documents” means this Agreement, the CG Stock Purchase Agreement, the Subscription Agreement, the Shareholders’ Agreement of the Company, to be entered into between MIH, MIH (UBC) Holdings BV, the Control Group and the Company on the Closing Date and the Registration Rights Agreement to be entered into between MIH, MIH (UBC) Holdings BV, the Control Group and the Company on the Closing Date.
ARTICLE 2

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and upon the basis of the representations and warranties contained herein, the Buyer agrees to purchase from the Sellers and the Sellers agree to sell and transfer to the Buyer, on the date hereof, 1,533,134 shares of common stock and 1,533,133 shares of preferred stock of the Company (the “Shares”), representing 13.8% and 13.8% of the total issued and outstanding shares of common stock and preferred stock of the Company, respectively, on a fully diluted basis, for the Purchase Price set forth in Section 2.02 below.

SECTION 2.02. Purchase Price. As consideration for the Shares, the Buyer agrees to pay to the Sellers the purchase price of US$ 58.214109 per Share of common stock and the purchase price of US$ 58.214109 per Share of preferred stock, corresponding to a total amount of US$ 178,500,000.00 (the “Purchase Price”).

SECTION 2.03. Payment. The Purchase Price shall be paid by the Buyer to the Sellers in United Stated dollars, by international wire transfer (contrato de câmbio), in immediately available funds, to the bank accounts set forth on Schedule 2.03 (the “Sellers’ Bank Accounts”). The Buyer shall be solely liable for any costs and expenses incurred by the Buyer in connection with any transfers of money into and/or out of Brazil that are made by the Buyer in relation to the payment of the Purchase Price, including, without limitation, those related to the foreign exchange transaction that will be entered into by the Buyer in order to remit the Purchase Price from Brazil to the Sellers’ Bank Accounts. The Purchase Price will be distributed among the Sellers in accordance with the proportion of Shares sold by each of them as set forth on Schedule 2.03.

SECTION 2.04. Waiver of Preemptive Rights. Each of the Sellers expressly waives any preemptive right it may be entitled in relation to the purchase and sale of the Shares, the purchase and sale of the CG Acquisition Shares and the subscription of the Subscription Shares.

SECTION 2.05. Taxes. The Parties agree that the Sellers shall be solely liable for the payment of the Imposto de Renda sobre Ganho de Capital (capital gain income tax) payable in Brazil. The Parties further agree that should a withholding be required to be made by the Buyer in Brazil from the Purchase Price in connection with the abovementioned Brazilian capital gain income tax, the amount of such withholding will be calculated and determined by the Sellers. The Sellers will in writing instruct the Buyer to withhold such amount, as so determined by the Sellers, and shall send to the Buyer its pro forma calculation of the amount of the withholding in the form of communication attached hereto as Schedule 2.05. The Sellers will hold the Buyer harmless and indemnified from any claims from the Brazilian Secretaria da Receita Federal or any other Governmental Authority that may arise out of such determination. The Parties agree, finally, that the Buyer shall be solely liable for the payment of any Contribuição Provisória sobre Movimentação Financeira - CPMF - that is assessed on any transfers of money that are made by the Buyer or its Affiliates in connection with the payment of the Purchase Price to the Sellers.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, with respect to itself only and not jointly, represents and warrants to the Buyer that each of the following representations and warranties is, as of the date hereof true and correct and in full force and effect:

SECTION 3.01. Existence. The Sellers are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization.

SECTION 3.02. Authorization, Binding Effect. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby are within such Sellers’ powers. The Sellers have been duly authorized by all necessary corporate action to execute, deliver, perform and consummate the transactions contemplated in this Agreement. This Agreement constitutes a valid and binding agreement upon each of the Sellers and is enforceable against each such Seller in accordance with its terms.

SECTION 3.03. Governmental Authorization. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with Conselho Administrativo de Defesa Econômica - CADE and the notice to the Agência Nacional de Telecomunicações - ANATEL.

SECTION 3.04. Noncontravention. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents or bylaws of the Sellers (ii) assuming any filing required by the antitrust and telecommunications authorities properly made, violate any material applicable law, rule, regulation, judgment, injunction, order or decree, or (iii) result in the creation or imposition of any Lien on the Shares.

SECTION 3.05. Ownership of the Shares. Each of the Sellers is the sole record and beneficial owner of the Shares. The Shares constitute 100% of the equity holdings in the Company of the Sellers and the Sellers do not hold other shares (voting or not), other securities (voting or not) issued by the Company or other ownership interests of the Company, securities issued by the Company convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests of the Company or options or other rights to acquire from the Company or from the shareholders of the Company any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests of the Company. The Shares have been duly authorized and validly issued and are fully paid and non assessable, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares).

SECTION 3.06. Litigation. There is no action, suit, investigation or proceeding pending against the Sellers before any court or arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, alter or materially delay the transaction contemplated by this Agreement.

SECTION 3.07. Capital International transaction documents. Immediately prior to the transfer of the Shares to the Buyer hereunder, each and all contract, agreement, document, instrument, obligation, reimbursement agreement, security agreement, pledge agreement, guaranty, commitment and arrangement, in each case as amended, supplemented or otherwise modified, entered into, on one hand, by the Company or any of its Subsidaries and/or any of the members of the Control Group, and, on the other hand, the Sellers, any fund managed and/or controlled by or on behalf of the Sellers, Capital International, Inc. or any Subsidiaries thereof, the Sellers and any of their Affiliates have been terminated and have no further force and effect, and any and all parties thereto have been expressly released from any and all obligations or liabilities that may have arisen in the past, or that could arise in the future, therefrom.

SECTION 3.08. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3, the Sellers do not make any representation or warranty, express or implied, to the Buyer, as to any matter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that each of the following representations and warranties is, as of the date hereof true and correct and in full force and effect:

SECTION 4.01. Existence. The Buyer is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil.

SECTION 4.02. Authorization, Binding Effect. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the powers of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement constitutes a valid and binding agreement upon the Buyer and is enforceable against the Buyer in accordance with its terms.

SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with Conselho Administrativo de Defesa Econômica - CADE, the notice to the Agência Nacional de Telecomunicações - ANATEL and the approval of the investment by the South African Reserve Bank.

SECTION 4.04. Noncontravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents or bylaws of MIH, (ii) assuming any filing required by the antitrust, the telecommunications and the South African Reserve Bank authorities properly made, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person or violate any contract, agreement or obligation entered into by the Buyer on or prior to the date hereof.

SECTION 4.05. Litigation. There is no action, suit, investigation or proceeding pending against MIH before any court or arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, alter or materially delay the transaction contemplated by this Agreement.

SECTION 4.06. Financial Capacity. MIH has the financial capacity whether through its own resources or through credit facilities from reputable financial institutions to fulfil all of its obligations under this Agreement. MIH has knowledge and experience in financial and business matters such that it was capable of evaluating the risks of the investment in the Shares.

SECTION 4.07. Brokers and Finders. MIH has engaged Citigroup as its financial advisor in connection with the transaction contemplated in this Agreement. MIH shall bear all the expenses, including any commission or fee, to be paid to such financial advisor in connection with this Agreement.

SECTION 4.08. No Other Representations and Warranties. Except as expressly provided in Article 3, no Seller has made any representation, warranty or statement, express or implied, nor has the Buyer received any materials, written, electronic or oral, from or attributed to any Seller. The Buyer has conducted its own due diligence investigation of the Company, has formed an independent judgment concerning its investment and has not relied in any way on Sellers, except as expressly provided in Article 3.

SECTION 4.09. Purchase Price. Each Seller is receiving a Purchase Price per Share that is not lower than the purchase price that each member of the Control Group is receiving for their Shares, and there is no other consideration directly or indirectly being paid by the Buyer.

ARTICLE 5

COVENANTS OF ALL PARTIES

SECTION 5.01. CADE Submission. (a) MIH agrees to make appropriate filings pursuant to applicable antitrust laws to obtain CADE’s approval of the transactions contemplated by this Agreement and the other Transaction Documents within 15 (fifteen) Business Days following the execution of this Agreement. MIH and the Sellers agree to respond as promptly as practicable to any inquiries received from the notified authorities and agree to supply promptly any additional information and documentary material that may be requested by such notified authorities.

(b) The Sellers shall cooperate in obtaining any information required for the CADE filing and to supply any information requested by any of the antitrust authorities.

SECTION 5.02. Other Filings. The Parties agree to cooperate with one another in any other filing, notice or communication to any other Governmental Authority, including furnishing information required in connection therewith and seeking timely to make any such filing, notice or communication.

SECTION 5.03. Confidentiality. From and after the date hereof, the Parties agree to hold, and to use their best efforts to cause their Affiliates and respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, any and all information regarding the terms and conditions of this

Agreement. The terms and conditions of this Agreement may only be disclosed in the event that any of the Parties is compelled to disclose such information by law, rule, regulation, order or decree enacted by a Governmental Authority to which the Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation. In any event the terms and conditions of this Agreement are disclosed, the Party concerned shall take all such steps as may be reasonable in the circumstances to agree the contents of such disclosure with the other Party before making such disclosure.

SECTION 5.04. Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing requirement of any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

ARTICLE 6

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of the Parties. The obligation of each Party to carry out its respective actions at Closing is subject to the fulfilment of the following conditions:

(i) Closing of the Purchase of the CG Acquisition Shares. The Parties to the CG Stock Purchase Agreement shall have executed the CG Stock Purchase Agreement and shall be in a position to close the purchase of the CI Acquisition Shares simultaneously with the execution of this Agreement and the closing of the transaction contemplated hereby.

(ii) Closing of the Subscription of the Subscription Shares. The Parties to the Subscription Agreement shall have executed the Subscription Agreement and shall be in a position to close the subscription of the Subscription Shares simultaneously with the execution of this Agreement and the closing of the transaction contemplated hereby.

ARTICLE 7

CLOSING

SECTION 7.01. Closing. The purchase and sale of the Shares and payment of the Purchase Price shall take place at the head offices of the Company, at Av. das Nações Unidas, 7221, 25th floor, in the City of São Paulo, State of São Paulo (“Closing”), on the date hereof (the “Closing Date”).

SECTION 7.02. Actions by the Sellers at Closing. On the Closing Date, each of the Sellers shall take the following actions:

(i) Execution and delivery of the term for transfer of the Shares in the Company’s Share Transfer Registry Book in a manner sufficient to transfer ownership of the Shares to the Buyer; and

(ii) Delivery of an opinion of counsel to the Sellers confirming the enforceability and validity of this Agreement, in the form of Schedule 7.02 hereto.

SECTION 7.03. Actions by the Buyer at Closing. On the Closing Date, the Buyer shall take the following actions:

(i) Execution and delivery of the term for transfer of the Shares in the Company’s Share Transfer Registry Book in a manner sufficient to acquire ownership of the Shares; and

(ii) Payment of the Purchase Price, by international wire transfer, in immediately available funds, to the Sellers’ Bank Accounts.

SECTION 7.04. Simultaneous transactions at Closing. All of the transactions to occur at the Closing shall be deemed to occur simultaneously. The Parties shall have no obligation to consummate any of the transactions referred to in Sections 7.02 and 7.03 unless all shall have been consummated.

ARTICLE 8

INDEMNIFICATION

SECTION 8.01. Indemnification. Each Seller severally and not jointly agrees to indemnify and hold the Buyer and its shareholders, officers, directors and employees (the “Indemnified Parties”), harmless from any and all liability, loss, damage, partially or totally non-existing assets, claims, awards, judgments, costs and expenses (including reasonable fees and expenses of attorneys) (“Losses”) incurred or suffered by any of the Indemnified Parties in connection with, relating to or as a result of (i) any misdisclosure or breach of any representations and warranties given by the Sellers in Article 3 hereof; and/or (ii) any breach by the Sellers of any covenant or agreement contained in this Agreement. The indemnification obligations of the Sellers hereunder shall remain in full force and effect for a period of 5 (five) years from the date hereof. The Parties agree that any indemnification to be paid by each Seller shall be limited to a maximum amount equivalent to 100% of the actual amount of the Purchase Price received by the applicable Seller and that in no event shall the Sellers have any joint and several indemnification obligation among themselves.

SECTION 8.02. Indemnification Procedures. In the event that any action, suit, proceeding, demand, assessment or other notice of claim (“Claim”) is filed against or made upon any Indemnified Party during the 5 (five) year period specified in Section 8.01, for which indemnification may be due from the applicable Sellers pursuant to

Section 8.01 above, such Indemnified Party shall notify the Sellers in writing as soon as reasonably practical but in no event later than 1/3 of the legal term to present a defence for the respective claim, which notice shall contain in reasonable detail, a description of the amounts being claimed and the basis therefor. The Sellers may either decide to present a defence or counterclaim or pay the amount sought under the Claim (including to post a bond for such a defence, if so required). The Sellers shall bear any and all costs incurred, including reasonable attorney’s fees and court fees, guarantees, as well as expenses incurred by them in relation to the defence of the Claim and during the course of the Claim. In the event that the Sellers do not present a defence, counterclaim or pay the amount sought under the Claim within the 2/3 of the period available for the presentation of the relevant defence, MIH shall assume the defence of the Claim. The Sellers shall promptly and immediately reimburse MIH for any and all expenses incurred in relation to said Claim, whether during an administrative or judicial proceeding, including, but not limited to attorneys’ expenses, court fees, administrative fees and penalties.

SECTION 8.03. Payment of Losses. The Sellers shall pay the amount of the Loss to the relevant Indemnified Party within 10 Business Days counted as of the receipt, by the Sellers, of written notification from the Indemnified Party in this regard containing a copy of a final and non-appealable decision rendered with respect thereto. All transfers to the Indemnified Party shall be in immediately available funds and any indemnification payment relating to a non-deductible expense of the Indemnified Party (including direct tax and social contribution) must be grossed up to cover any and all taxes payable by the Indemnified Party on account of such payment.

SECTION 8.04. MIH Indemnification. MIH and its shareholders shall defend, indemnify and hold the Sellers and its shareholders, officers, directors and employees harmless from and against and in respect of any and all Losses incurred or suffered by any of the Sellers in connection with, relating to or as a result of (i) any misdisclosure or breach of any representations and warranties given by MIH in Article 4 hereof; and/or (ii) any breach by MIH of any covenant or agreement contained in this Agreement. The procedures set forth in Section 8.02 shall apply equally to any indemnification obligation of MIH, mutatis mutandis, interchanging “Sellers” for “MIH” where such terms appear in Section 8.02.

ARTICLE 9

TERMINATION

SECTION 9.01. Right to Terminate. This Agreement may not be terminated except by the mutual written consent of the Parties. After the Closing has taken place, the indemnification rights provided for in Article 8 of this Agreement shall be the sole and exclusive remedy available to the Parties with respect to any breach of the representations and warranties of the Parties in this Agreement, and/or any breach of any covenant or other term in this Agreement.

ARTICLE 10

DISPUTE RESOLUTION

SECTION 10.01. Arbitration. (a) Any dispute arising between the Parties in connection with this Agreement, its interpretation, validity, performance, enforceability, breach or termination, shall be settled in an amicable way by the Parties by direct negotiations held in good faith for a term not exceeding 30 (thirty) calendar days.

(b) If, upon expiration of the 30-days period, the Parties have not reached an amicable settlement, the dispute must be submitted to the decision of an arbitration panel and shall be finally settled under the rules of the Chamber of Mediation and Arbitration of São Paulo - Centro das Indústrias do Estado de São Paulo - CIESP (“CIESP”).

(c) The arbitrators shall be in the number of 3 (three). MIH shall appoint 1 (one) arbitrator and the Sellers shall appoint 1 (one) arbitrator. The Parties designated arbitrators shall appoint the third arbitrator, who will be the chairman of the arbitration panel

(d) The arbitration shall be conducted in accordance with the CIESP rules.

(e) The arbitration shall take place in the city of São Paulo and shall be conducted in the English language.

(f) To the fullest extent permitted by law, the Parties waive their right to file any remedies against (including, but not limited to) the arbitration award and any defences against its enforcement. The arbitration award shall be final and binding for the Parties. Specifically for purposes of any injunction procedure, whether of preventive, provisional or permanent nature, or even for purposes of the enforcement of the arbitration award, the Parties hereby elect the jurisdiction of the Central Courts of the City of São Paulo, State of São Paulo, with the exclusion of any other jurisdictions, no matter how privileged they may be.

ARTICLE 11

MISCELLANEOUS

SECTION 11.01. Binding Effect. This Agreement will be binding and inure to the benefit of the Parties, their respective legal successors and permitted assignees.

SECTION 11.02. Assignability. The rights and obligations set forth in this Agreement must not be assigned, except with the written consent of the other Parties.

SECTION 11.03. Severability. In case any term or provision set forth in this Agreement is considered invalid, illegal or not applicable, due to any legal provision or final court decision, all the other conditions and provisions hereto will remain in full force and effect. In case any term or provision is considered invalid, illegal or inapplicable, the Parties will negotiate, in good faith, the amendment of this Agreement, so as to effect the original intent of the Parties hereto as closely as possible.

SECTION 11.04. Waiver; Amendment. (a) No failure of delay in exercising any right, power or privilege hereunder will be considered as a waiver thereof, nor will any single or partial exercise thereof prevent the future exercise thereof or the exercise of any other right, power or privilege.

(b) Any provision of this Agreement may only be amended or waived if through written form and signed by all the Parties hereto.

SECTION 11.05. Notices. All notices and communications required or allowed pursuant to this Agreement, will be made in written form, in English, and will be sent by registered mail, by fax (receipt confirmed) or e-mail (receipt confirmed), to the following addresses:

If to MIH:

MIH Brazil Participações Ltda.
C/O Myriad International Holdings BV
13-15 Jupiterstraat
2132 Hoofddop
The Netherlands
Fax No.: +31 23 5562-880
Attn.: Messrs. Mark Sorour / André Coetzee
e-mail: msorour@naspers.com / acoetzee@mih.com

with copy to (which shall not constitute a notice):

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugênio de Lima, 447
São Paulo – SP – Brazil
Fax: (55 11) 3147-7770
Attn.: Moacir Zilbovicius
e-mail: moacir@mattosfilho.com.br

if to the Sellers:

c/o Capital International Research, Inc.
3 Place des Bergues
1201 Geneva, Switzerland
Attention: Guilherme Lins
Fax: (+41 22) 732 6273

with copies to (which shall not constitute a notice):

Capital International, Inc.
11100 Santa Monica Boulevard,
15th Floor
Los Angeles, CA 90025
Attention: Legal Department
Fax: (+1 310) 996-6161

Pinheiro Neto Advogados
Attention: Álvaro Martins dos Santos
Fax: (+55 11) 3247-8600

The Parties are entitled to amend, by means of written communication, pursuant to this section 11.05, the addresses above.

SECTION 11.06. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such cost or expense.

SECTION 11.07. Headings. The headings of the sections of this Agreement are included for convenience purposes and will not in any way affect the meaning or the interpretation of this Agreement.

SECTION 11.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each Party hereto will have received a counterpart hereof signed by the other Party hereto. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

SECTION 11.09. Entire Agreement. This Agreement (including the Exhibits hereto) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and offers, both oral and written, between the Parties with respect to the subject matter of this Agreement.

SECTION 11.10. Language. This Agreement is executed in the English language.

SECTION 11.11. Applicable Law. This Agreement is governed and interpreted in accordance with the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written, in the presence of the two witnesses named below.

MIH BRAZIL PARTICIPAÇÕES LTDA.

By:	/s/ Marcelo S. G. Ricupero
Name: Marcelo S. G. Ricupero
Title: Manager

BRAZIL APRIL LLC

By:	/s/ Guilherme de Araújo Lins
Name: Guilherme de Araújo Lins
Title: Attorney-in-fact

BRAZIL MAY LLC

By:	/s/ Guilherme de Araújo Lins
Name: Guilherme de Araújo Lins
Title: Attorney-in-fact

Witnesses:

1.
Name: ID No.:

2.
Name: ID No.:

Schedule 2.03

Seller’s Bank Accounts; Number of Shares to be sold

Brazil April LLC

No. of Shares being sold: 1,483,767 common and 1,483,766 preferred

Bank: JP Morgan Chase Bank, NY
CHIPS ABA: 0002
FED ABA: 021-000-021
Swift Code: CHASUS33
A/C: 900-9000-127
Further Credit: Brazil April, LLC (acct. # 304252298)

Brazil May LLC

No. of Shares being sold: 49,367 common and 49,367 preferred

Bank: JP Morgan Chase Bank, NY
CHIPS ABA: 0002
ABA: 021-000-021
Swift Code: CHASUS33
A/C: 900-9000-127
Further Credit: Brazil May, LLC (acct. # 304252301)

Schedule 2.05
Form of Capital Gain Tax Withholding Communication

São Paulo, May [ ], 2006

To
MIH Brazil Participações Ltda.
C/O Myriad International Holdings BV
13-15 Jupiterstraat
2132 Hoofddop
The Netherlands
Attn.: Messrs. Mark Sorour / André Coetzee

Copy to
Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugênio de Lima, 447
São Paulo – SP – Brazil
Fax: (55 11) 3147-7770
Attn.: Moacir Zilbovicius

Ref.:        Stock Purchase Agreement
Withholding of Brazilian Capital Gain Tax - Calculation of Withholding Amount

Dear Sirs:

1. Reference is made to Section 2.05 of the Stock Purchase Agreement (the “SPA”) entered into between ourselves and MIH Brazil Participações Ltda. (“MIH” or the “Buyer”) on the date hereof.
2. Unless otherwise defined in this letter, all capitalized terms used herein have the meanings attributed thereto in the SPA.
3. We hereby instruct you to withhold the amount of R$ _______ (_______) from the Purchase Price for purposes of paying the Imposto de Renda sobre Ganho de Capital, as per the calculation below:

A. Purchase Price in Reais (as per exchange contract - Exhibit 1):	R$ ____________

B. Our Acquisition Cost in Reais (as per Exhibit 2):

Brazil April LLC:	R$ 146.595.599,00
Brazil May LLC:	R$ 4.877.441,00
Total:	R$ 151.473.000,00

C. Our Capital Gain in Reais (A - B):	R$ ____________

D. Amount to be withheld (15% x C):	R$ ____________

Very truly yours,

BRAZIL APRIL LLC

By:	/s/ Guilherme de Araújo Lins
Name: Guilherme de Araújo Lins
Title: Attorney-in-fact

BRAZIL MAY LLC

By:	/s/ Guilherme de Araújo Lins
Name: Guilherme de Araújo Lins
Title: Attorney-in-fact

Schedule 7.02

Form of Legal Opinion of Sellers’ Counsel

[letterhead of Pinheiro Neto – Advogados]

São Paulo, May 5, 2006

Ladies and Gentlemen:

We have acted as special Brazilian counsel to Brazil April LLC and Brazil May LLC (collectively, “Sellers”), in connection with a certain Share Purchase Agreement (the “SPA”) entered into on the date hereof among the Sellers and MIH Brazil Participações Ltda. (the “Buyer”).

Capitalized terms not defined herein shall have the meaning given to them in the SPA.

In arriving at the opinions expressed below, we have examined executed counterparts of the SPA, and we have made such investigations of law as we have deemed appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as copies, and the legal capacity of natural persons. As to certificates or statements or both of public officials, we have assumed that they have been properly given and are accurate. We have also assumed that:

To
MIH Brazil Participações Ltda.
C/O Myriad International Holdings BV
13-15 Jupiterstraat
2132 Hoofddop
The Netherlands
Attn.: Messrs. Mark Sorour / André Coetzee

(i)    each of the Sellers is duly organized and validly existing under the laws of its jurisdiction of organization and has the power and authority (corporate or other) to execute and perform the SPA;

(ii)      any governmental or regulatory consents, approvals or authorizations required by any of the Sellers under the laws of its respective organization applicable to it for its execution and performance of the SPA have been obtained;

(iii)    the SPA has been duly authorized and executed by the Sellers; and

(iv)    the signatory the Sellers has been duly authorized.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.    Validity of the SPA. The SPA constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

2.    Enforcement Under Brazilian Law. Except for the need to be accompanied by a sworn translation into Portuguese should it be brought to any courts of Brazil, the SPA is in proper legal form under Brazilian law for the enforcement thereof in Brazil.

The foregoing opinions are subject to the following additional qualifications:

(i) The opinions expressed in this opinion letter are subject to the effect of applicable bankruptcy, liquidation, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and claims for salaries, wages, social security, taxes and other statutory privileges will have preference over any claims, including secured ones;

(ii) in the event that any suit is brought against the Sellers in Brazil, certain court costs and deposits will be due;

(iii) in the event that any suit is brought against the Sellers in Brazil, service of process upon it must be affected in accordance with Brazilian law;

(iv) any judgment against the Sellers in a foreign court will be enforced in the courts of Brazil if previously confirmed (homologada) by the Superior Court of Justice of Brazil, such confirmation only occurring if such judgment:

(a) fulfils all formalities required for its enforceability under the laws of the country wherein it was issued;

(b) was issued by a competent court after due service of process on the parties;

(c) is not subject to appeal;

(d) was authenticated by a Brazilian consulate in the country wherein it was issued and accompanied by a sworn translation into Portuguese; and

(e) is not against Brazilian public policy.

The opinions expressed in this letter are limited to questions arising under the laws of Brazil as in force on the date hereof, and we do not purport to express an opinion on any question arising under the laws of any other jurisdiction.

This opinion is effective only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time after the date hereof should seek advise of its counsel as to the proper application of this letter at such time.

This opinion letter is provided to you by us in our capacity as special Brazilian counsel to the Sellers and may not be relied upon by any other person for any purpose without, in each instance, our prior written consent.

Very truly yours, Pinheiro Neto Advogados By ___________________________________